                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 12, 2005


          CLARCOR REPORTS RECORD FOURTH QUARTER AND FISCAL 2004 RESULTS

         FOURTH QUARTER 2004 SALES UP 7%; NET EARNINGS UP 22% OVER 2003

            FULL YEAR 2004 SALES UP 6%; NET EARNINGS UP 17% OVER 2003


FISCAL FOURTH QUARTER AND FULL YEAR 2004 HIGHLIGHTS
(Amounts in thousands, except per share data and percentages)


                                           QUARTER ENDED                            YEAR ENDED
                                       11/27/04     11/29/03     % CHANGE     11/27/04     11/29/03     % CHANGE
                                       --------     --------     --------     --------     --------     --------
Net Sales                              $207,493     $193,442          7.3     $787,686     $741,358          6.2
Operating Profit                       $ 31,071     $ 28,382          9.5     $ 98,177     $ 87,062         12.8
Net Earnings                           $ 21,547     $ 17,605         22.4     $ 63,997     $ 54,552         17.3
Diluted Earnings Per Share             $   0.83     $   0.68         22.1     $   2.48     $   2.15         15.3
Average Diluted Shares Outstanding       25,959       25,741          0.8       25,753       25,373          1.5


FOURTH QUARTER AND FULL YEAR 2004 OPERATING REVIEW

     FRANKLIN, TN, JANUARY 12, 2005-- CLARCOR INC. (NYSE: CLC) reported today that fourth quarter 2004 sales and net earnings increased by 7% and 22%, respectively, compared to the same quarter in 2003. Fourth quarter operating profit increased by 10%, and operating margin improved to 15.0% in 2004 compared to 14.7% in 2003.

For the full year 2004, sales increased by 6% and net earnings and diluted earnings per share increased by 17% and 15%, respectively, compared to 2003. Operating profit increased by 13%, and operating margins improved to 12.5% from 11.7% in 2003. Foreign currency fluctuations increased fiscal 2004 fourth quarter sales by $1 million and full year sales by $4 million.

There were two non-recurring items in the fourth quarter and for the full year of 2004 that affected net earnings:

     o Costs to relocate the company's headquarters to Franklin, TN were approximately $2.2 million for fiscal 2004 or approximately $0.05 per share. Relocation costs incurred in the fourth quarter of 2004 were approximately $0.3 million.

     o Tax benefits arising from the recently enacted American Jobs Creation Act of 2004 increased after-tax earnings in the fourth quarter and for the full year of 2004 by approximately $1.2 million, or approximately $0.05 per share.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "Fiscal 2004 marked CLARCOR's 12th consecutive year of earnings growth. Fourth quarter earnings were significantly stronger than we originally expected due primarily to higher margins in our filtration and packaging businesses. Fourth quarter Engine/Mobile segment margins improved to 22.1% from 21.9% last year. Industrial/Environmental segment margins improved to 10.2%, the highest level ever achieved by that segment, compared to 10.0% in last year's fourth quarter. Margins also improved at our Packaging segment to 12.0% in 2004 from 11.1% in 2003. The improvement in margins was driven by cost reductions and improved plant productivity, and increasing demand for our higher margin filter products. Although like many companies, we faced substantially higher raw material costs in 2004, particularly for steel and filtration media, we passed through these costs to our customers whenever possible.

"Engine/Mobile Filtration sales increased by 11% in the fourth quarter of 2004 compared to the same quarter in 2003. Sales of heavy-duty filters through our traditional aftermarket distribution, both in domestic and international markets, were strong throughout the quarter. Our new partnership with Caterpillar Inc. to sell Baldwin-branded filters to Caterpillar dealers expanded with additional dealers added to the program in the fourth quarter. We expect this program to continue to grow through 2005 and 2006. We also saw growth at Clark Filter, our railroad filter operation, driven by the increase in freight shipped on North American railroads. Clark Filter is also our primary manufacturing facility for dust collector cartridges and this business grew solidly in the fourth quarter. Based on current trends, we anticipate this continuing in 2005.

"Industrial/Environmental Filtration sales increased by 5% from last year's fourth quarter. Most of the overall increase was due to our acquisition of Purolator EFP in September. Filter demand in industrial markets used in applications in oil and gas drilling, aviation fuel, defense and fluid power continued to be very strong in the fourth quarter, as they have been throughout 2004. Demand in Europe for our sewage treatment systems continues to be solid. After several years of declining demand, we began to see increased orders in the fourth quarter for filtration systems sold into the capital goods markets, such as dust collectors and electrostatic precipitation equipment. Sales of HVAC filters, however, were below those of last year. This decline was caused by strong price competition in commercial, industrial and wholesale markets and decreased demand for environmental filters sold to the major automobile companies.

"We continue to improve the cost structure and manufacturing efficiencies in our Industrial/Environmental companies and, as a result, operating margins improved by nearly one full percentage point from 2003 to 2004 and reached 7.2%. We expect further improvement in 2005 towards our goal of a 10% annual operating margin for our Industrial/Environmental segment. The integration of Purolator EFP has gone well and we expect the acquisition, which we completed in September 2004, will be accretive to earnings in 2005. Purolator EFP sells critical-use, final filters for the plastics, fibers and polymers industry.

"At most of our companies located outside the U.S, we had a very good year in 2004, continuing the strong performance we saw in 2003. Strong growth and increasing profitability continued in our Facet operations in Europe and our Baldwin operations in China, South Africa, Mexico and Australia. Our engine filtration and industrial filter systems business in England struggled throughout 2004 to integrate a recent acquisition and did not perform well. We are putting great emphasis on fixing problems in our manufacturing operations there. As sales at this operation have remained steady throughout 2004 despite manufacturing problems, we expect to see a significant improvement in profitability there in 2005. Though currency movements do not usually have a significant impact on our international results, the weakening of the U.S. dollar in the fourth quarter helped our reported sales and earnings. If the dollar continues at current levels or weakens further, we expect favorable currency results will add to what we believe will be another strong year internationally.

"Packaging segment sales increased 2% in the fourth quarter of 2004 compared to the fourth quarter of 2003 and operating profit improved by 10%. For the full year, sales grew by 6% and operating profit by 12%. The improvement in operating profit was due to significant emphasis on cost reductions and particularly on improving plant productivity. Product demand was stable for flat sheet coating and decorating, but declined in plastics packaging. We expect that sales will continue to grow in 2005 with improved operating margins as well.

"During the fourth quarter of 2004, cash from operations totaled $30 million and for the year cash from operations was $74 million. Capital expenditures for the quarter and the year were $7 million and $22 million, respectively. We continue to generate strong levels of cash flow and at year-end our debt to equity ratio was 5.4%. Our fourth quarter and year-end tax rate in 2004 declined from last year as we reduced tax reserves due to the recently enacted American Jobs Creation Act of 2004. In 2005, we expect our effective tax rate to be approximately 36.5%.

"We expect capital expenditures in the range of $25 to $30 million in 2005, up from $22 million in 2004. Capital spending will be focused on the development of new products, including the development of new filter media, investing to expand the capabilities of our filtration research and technical centers and the completion of a new aviation fuel test facility in Greensboro, North Carolina. We are also planning to install a new manufacturing line at our Baldwin facility in Kearney, Nebraska for the production of our Channel Flow(R) engine air filters.

"Costs to comply with the requirements of Sarbanes-Oxley Section 404 were approximately $1.8 million, or $0.04 per share in 2004. These costs will continue in 2005. Our external auditors have not yet completed their audit of our internal control system and so we are not able to comment on the results.

"Though it is still early in the new fiscal year, product demand for heavy-duty, aerospace and specialty process liquid filters remains strong. Dust collector cartridges and systems are experiencing a rebound from declining sales over the last three to four years, with an increasing backlog and strong quote activity. We are also optimistic that we will see an upturn in HVAC filter sales.

"Our international operations are doing very well, particularly in China and continental Europe. We expect significant improvement in our UK engine filter operations in 2005. We believe the market in Europe will expand for sales of our sewage treatment systems, and are exploring opportunities to transfer this technology and our manufacturing experience with small sewage treatment systems to the United States, Latin America and Asia.

"Our Total Filtration Program continued to grow in 2004 and we expect this will continue in 2005. The Total Filtration Program's growth in the future is expected to come from increasing sales to non-automotive customers and expansion of our filter service business. We have completed the transition of all of our company-owned branches and stores from selling primarily air filtration HVAC products to selling our entire range of liquid and air filter products. We expect 2005 to be a year where we focus more intensely than ever on the development of new filter products, enhanced filter media and expanding the technical and testing facilities at our Industrial/Environmental filter companies.

"We are concerned, as are many other U.S. companies, at increasing costs for certain raw materials, energy and health care. Each of these costs grew by double-digit percentages in 2004, which may continue in 2005. Although a significant increase in interest rates will not be good for the economy, either in the U.S. or abroad, we are fortunate to have low levels of debt and strong cash flow. Costs to comply with increasing government regulations rose more steeply in 2004 than we had seen previously and we do not see this trend abating. Yet, even with these headwinds, we expect 2005 to be our 13th straight record year in both sales and earnings for CLARCOR, with continued strong cash flow and diluted earnings per share in the range of $2.63 to $2.73 excluding the effect, which we have not yet determined, of the recently enacted requirement to expense stock options."

CLARCOR will be holding a conference call to discuss the fourth quarter and full year results at 10:00 am CST on January 13, 2005. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.com. A replay will be available on these websites and also at 877-519-4471 or 973-341-3080 and providing confirmation code 5479627. The replay will be available through January 20, 2005 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, health care costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs, the cost of compliance with recently enacted regulatory requirements, the effect of changes in accounting rules and other factors discussed in filings made with the Securities and Exchange Commission.

                                  TABLES FOLLOW

                                    - MORE -

CLARCOR 2004 UNAUDITED FOURTH QUARTER RESULTS cont'd.



CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)


                                                                          Fourth Quarter                  Twelve Months
                                                                    ----------------------------    ----------------------------
For periods ended November 27, 2004 and November 29, 2003               2004            2003            2004            2003
--------------------------------------------------------------------------------------------------------------------------------

Net sales .......................................................   $    207,493    $    193,442    $    787,686    $    741,358
Cost of sales ...................................................        142,682         132,853         547,058         519,667
                                                                    ------------    ------------    ------------    ------------
  Gross profit ..................................................         64,811          60,589         240,628         221,691
Selling and administrative expenses .............................         33,740          32,207         142,451         134,629
                                                                    ------------    ------------    ------------    ------------
  Operating profit ..............................................         31,071          28,382          98,177          87,062
Other income (expense) ..........................................            793            (603)            883          (1,003)
                                                                    ------------    ------------    ------------    ------------
  Earnings before income taxes and minority earnings ............         31,864          27,779          99,060          86,059
Income taxes ....................................................         10,190          10,117          34,717          31,371
                                                                    ------------    ------------    ------------    ------------
  Earnings before minority earnings .............................         21,674          17,662          64,343          54,688
Minority interests in earnings of subsidiaries ..................           (127)            (57)           (346)           (136)
                                                                    ------------    ------------    ------------    ------------

Net earnings ....................................................   $     21,547    $     17,605    $     63,997    $     54,552
                                                                    ============    ============    ============    ============

Net earnings per common share:
  Basic .........................................................   $       0.84    $       0.70    $       2.51    $       2.17
                                                                    ============    ============    ============    ============
  Diluted .......................................................   $       0.83    $       0.68    $       2.48    $       2.15
                                                                    ============    ============    ============    ============

Average shares outstanding:
  Basic .........................................................     25,612,338      25,304,251      25,492,157      25,106,561
  Diluted .......................................................     25,958,942      25,741,481      25,753,369      25,372,806



CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)


                                                November 27,   November 29,
                                                    2004           2003
---------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash investments ................   $     22,520   $      8,348
   Accounts receivable, net .................        143,719        127,546
   Inventories ..............................        115,571         99,673
   Other ....................................         22,180         21,835
                                                ------------   ------------
      Total current assets ..................        303,990        257,402
Plant assets, net ...........................        142,242        129,572
Acquired intangibles, net ...................        147,789        122,351
Pension assets ..............................         24,574         20,153
Other assets ................................          9,202          8,759
                                                ------------   ------------
                                                $    627,797   $    538,237
                                                ============   ============

LIABILITIES
Current liabilities:
   Current portion of long-term debt ........   $        420   $        674
   Accounts payable and accrued
      liabilities ...........................        117,859        102,322
   Income taxes .............................          7,993          8,377
                                                ------------   ------------
      Total current liabilities .............        126,272        111,373
Long-term debt ..............................         24,130         16,913
Long-term pension liabilities ...............         11,256          7,813
Other liabilities ...........................         37,677         31,746
                                                ------------   ------------
                                                     199,335        167,845
SHAREHOLDERS' EQUITY ........................        428,462        370,392
                                                ------------   ------------
                                                $    627,797   $    538,237
                                                ============   ============


SUMMARY CASH FLOWS
(Dollars in thousands)


                                                  Twelve Months
                                           ----------------------------
                                               2004            2003
-----------------------------------------------------------------------
FROM OPERATING ACTIVITIES
Net earnings ...........................   $     63,997    $     54,552
Depreciation ...........................         18,241          18,078
Amortization ...........................            910             907
Changes in assets and liabilities ......         (8,566)         14,118
Other, net .............................           (176)            241
                                           ------------    ------------
   Total provided (used) by
      operating activities .............         74,406          87,896
                                           ------------    ------------

FROM INVESTING ACTIVITIES
Plant asset additions ..................        (22,352)        (13,042)
Business acquisitions ..................        (41,893)             --
Other, net .............................          2,036              56
                                           ------------    ------------
   Total provided (used) by
      investing activities .............        (62,209)        (12,986)
                                           ------------    ------------

FROM FINANCING ACTIVITIES
Proceeds from line of credit ...........         30,713         108,386
Payments on line of credit .............        (19,000)       (170,859)
Payments on long-term debt .............           (519)        (11,044)
Cash dividends paid ....................        (12,834)        (12,406)
Other, net .............................          2,703           5,254
                                           ------------    ------------
   Total provided (used) by
      financing activities .............          1,063         (80,669)
                                           ------------    ------------

Effect of exchange rate
   changes on cash .....................            912             360
                                           ------------    ------------

CHANGE IN CASH AND
   CASH INVESTMENTS ....................   $     14,172    $     (5,399)
                                           ============    ============


CLARCOR 2004 UNAUDITED FOURTH QUARTER RESULTS cont'd.



QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)


                                                                              2004
                                  -----------------------------------------------------------------------------------------------
                                     QUARTER      QUARTER                    QUARTER                       QUARTER
                                      ENDED        ENDED         SIX          ENDED          NINE           ENDED         TWELVE
                                   FEBRUARY 28    MAY 29        MONTHS      AUGUST 28       MONTHS       NOVEMBER 27      MONTHS
                                  ------------   ---------    ---------    ------------    ---------    ------------    ---------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration ....  $     70,800   $  82,992    $ 153,792    $     83,771    $ 237,563    $     82,479    $ 320,042
   Industrial/Environmental
      Filtration ...............        88,962      98,249      187,211         102,646      289,857         106,772      396,629
   Packaging ...................        15,510      17,471       32,981          19,792       52,773          18,242       71,015
                                  ------------   ---------    ---------    ------------    ---------    ------------    ---------
                                  $    175,272   $ 198,712    $ 373,984    $    206,209    $ 580,193    $    207,493    $ 787,686
                                  ============   =========    =========    ============    =========    ============    =========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration ....  $     14,425   $  16,989    $  31,414    $     16,892    $  48,306    $     18,258    $  66,564
   Industrial/Environmental
      Filtration ...............         3,252       6,076        9,328           8,457       17,785          10,886       28,671
   Packaging ...................           136       1,153        1,289           1,665        2,954           2,197        5,151
   Relocation Costs ............            --        (425)        (425)         (1,514)      (1,939)           (270)      (2,209)
                                  ------------   ---------    ---------    ------------    ---------    ------------    ---------
                                  $     17,813   $  23,793    $  41,606    $     25,500    $  67,106    $     31,071    $  98,177
                                  ============   =========    =========    ============    =========    ============    =========

OPERATING MARGIN BY SEGMENT:
   Engine/Mobile Filtration ....          20.4%       20.5%        20.4%           20.2%        20.3%           22.1%        20.8%
   Industrial/Environmental
      Filtration ...............           3.7%        6.2%         5.0%            8.2%         6.1%           10.2%         7.2%
   Packaging ...................           0.9%        6.6%         3.9%            8.4%         5.6%           12.0%         7.3%
                                  ------------   ---------    ---------    ------------    ---------    ------------    ---------
                                          10.2%       12.0%        11.1%           12.4%        11.6%           15.0%        12.5%
                                  ============   =========    =========    ============    =========    ============    =========


                                                                        2003
                                  --------------------------------------------------------------------------------
                                   QUARTER    QUARTER                QUARTER                  QUARTER
                                    ENDED      ENDED      SIX         ENDED        NINE        ENDED       TWELVE
                                   MARCH 1    MAY 31     MONTHS     AUGUST 30     MONTHS    NOVEMBER 29    MONTHS
                                  --------   --------   --------   -----------   --------   -----------   --------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration ....  $ 66,776   $ 73,066   $139,842   $    73,815   $213,657   $    74,140   $287,797
   Industrial/Environmental
      Filtration ...............    90,369     95,852    186,221        98,683    284,904       101,371    386,275
   Packaging ...................    14,349     16,857     31,206        18,149     49,355        17,931     67,286
                                  --------   --------   --------   -----------   --------   -----------   --------
                                  $171,494   $185,775   $357,269   $   190,647   $547,916   $   193,442   $741,358
                                  ========   ========   ========   ===========   ========   ===========   ========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration ....  $ 12,686   $ 14,253   $ 26,939   $    15,137   $ 42,076   $    16,223   $ 58,299
   Industrial/Environmental
      Filtration ...............     2,373      5,417      7,790         6,218     14,008        10,163     24,171
   Packaging ...................       428        868      1,296         1,300      2,596         1,996      4,592
                                  --------   --------   --------   -----------   --------   -----------   --------
                                  $ 15,487   $ 20,538   $ 36,025   $    22,655   $ 58,680   $    28,382   $ 87,062
                                  ========   ========   ========   ===========   ========   ===========   ========

OPERATING MARGIN BY SEGMENT:
   Engine/Mobile Filtration ....      19.0%      19.5%      19.3%         20.5%      19.7%         21.9%      20.3%
   Industrial/Environmental
      Filtration ...............       2.6%       5.7%       4.2%          6.3%       4.9%         10.0%       6.3%
   Packaging ...................       3.0%       5.1%       4.2%          7.2%       5.3%         11.1%       6.8%
                                  --------   --------   --------   -----------   --------   -----------   --------
                                       9.0%      11.1%      10.1%         11.9%      10.7%         14.7%      11.7%
                                  ========   ========   ========   ===========   ========   ===========   ========